Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Derma Sciences, Inc. for the registration of 10,714,275 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2007 with respect to the consolidated financial statements of Derma Sciences, Inc. included in its Annual Report on Form 10- KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 19, 2007